EXHIBIT 11
Resource Recycling Technologies, Inc.
(In thousands except per share data)
--------------------------------------------------------------------------------

                 Statement Re Computation of Earnings per Share

                                                    1994      1993       1992
                                                    ----      ----       ----
Income (loss) from continuing operations .....    $ 1,209    $    27    $(3,697)

Discontinued operations ......................       --         --       (2,701)
                                                  -------    -------    -------

Income (loss) before Preferred dividends .....      1,209         27     (6,398)

Less: Preferred dividends paid ...............          9         13         16
                                                  -------    -------    -------

Net income (loss) available
 for common shareholders .....................    $ 1,200    $    14    $(6,414)
                                                  =======    =======    =======

Weighted average common shares
 outstanding .................................      2,633      2,633      2,637

Incremental effect of stock options
 and warrants ................................         25       --         --
                                                  -------    -------    -------
Weighted average common and common
 equivalent shares outstanding ...............      2,658      2,633      2,637
                                                    =====      =====      =====

Net income (loss) per common and
 common equivalent share:

  Continuing operations ......................    $   .45    $   .01    $ (1.41)

  Discontinued operations ....................       --         --        (1.02)
                                                  -------    -------    -------

  Total ......................................    $   .45    $   .01    $ (2.43)
                                                  =======    =======    =======